Exhibit 99.1
NEWS RELEASE — For Immediate Release
Visteon announces first quarter 2006 results and raises full year guidance
Highlights
•	First quarter 2006 net income of $3 million – up $166 million versus 2005

•	Strong momentum implementing three-year plan

•	Full-year 2006 EBIT-R guidance raised

•	Product sales of $2.8 billion

•	Significant business wins strengthen customer diversification
VAN BUREN TOWNSHIP, Mich., May 2, 2006 — Visteon Corporation (NYSE:VC) today announced improved first quarter results for 2006 showing strong progress toward implementing its three-year plan. For the first quarter 2006, Visteon reported net income of $3 million or $0.02 per share, a significant improvement over first quarter 2005 results of a net loss of $163 million, or $1.30 per share.
“We are pleased with the improvement in our performance in the first quarter and the momentum we are gaining on implementing our three-year plan,” said Michael F. Johnston, chairman and chief executive officer. “Our operating results were better than both the first and fourth quarters of 2005, and we have made solid progress restructuring our organization, improving our base operations and growing our global business.”
“Our improved performance is driven by the significant actions we are taking across all of our operations,” Johnston added. “We know there is still much work to be done. We have clear plans in place to achieve our objectives, and we are looking for every opportunity to accelerate our three-year plan.”
First Quarter 2006 Results
For the first quarter 2006, product sales were $2.8 billion and services sales totaled $145 million. Sales for the same period a year ago totaled $5.0 billion. Product sales were lower primarily due to the October 1, 2005, transaction with Ford that transferred 23 Visteon facilities to Automotive Components Holdings, LLC, a Ford-managed business entity.
“Our balanced portfolio positions us for future growth,” Johnston noted. “We have a solid new business backlog and have started the year with some impressive wins that further diversify our customer base.”
For the first quarter 2006, Visteon recorded net income of $3 million, or $0.02 per share compared to a net loss of $163 million, or $1.30 per share, in the first quarter of 2005.

Contact(s):	Media Inquiries	Analyst Inquiries	Visteon Corporation
	Kimberley Goode	Derek Fiebig	One Village Center Drive
	734-710-5000	734-710-5800	Van Buren Twp., Mich., 48111
	kgoode@visteon.com	dfiebig@visteon.com

Free cash flow was a use of $117 million for the quarter and improved by $26 million from the fourth quarter 2005, despite normal seasonality. Free cash flow was lower than the first quarter 2005 in which Visteon first received the benefit of accelerated payment terms from Ford as part of a financial agreement announced March 10, 2005.
As of March 31, 2006, Visteon had $881 million of cash, a $16 million increase over the balance at Dec. 31, 2005. Total debt for the company as of March 31, 2006, was $2.08 billion, up marginally from year-end 2005. As of March 31, 2006, Visteon was well within the limits of its financial covenants in its existing credit facilities and expects to remain in compliance throughout the year.
“Cash flow improved from the prior quarter because of the heightened focus and tighter controls on spending we have implemented across the company,” said James F. Palmer, executive vice president and chief financial officer. “We have made progress while continuing to invest in the business at appropriate levels, and we remain committed to taking additional steps to strengthen our cash flow position.”
Outlook
Visteon is raising its estimate for 2006 full-year for EBIT-R to a range of $120 million to $150 million. Additionally, the company still expects to generate about $50 million of free cash flow for 2006.
“We have confidence in our continued improvement,” Johnston added. “We are increasing our outlook for EBIT-R, reaffirming our outlook for positive free cash flow and reiterating our expectation for continued improvement in 2007 and beyond.”
Visteon Corporation is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company has more than 170 facilities in 24 countries and employs approximately 50,000 people.
Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including general economic conditions, including changes in interest rates and fuel prices; the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s vehicle production volumes; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our existing credit agreements and indentures; the financial distress of our suppliers, or other significant suppliers to our customers, and possible disruptions in the supply of commodities to us or our customers; our ability to implement, and realize the anticipated benefits of, restructuring and other cost-reduction initiatives and our successful execution of internal performance plans and other productivity efforts; the timing and expenses related to restructurings, employee reductions, acquisitions or dispositions; increases in raw material and energy costs and our ability to offset or recover these costs;

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the effect of pension and other post-employment benefit obligations; increases in our warranty, product liability and recall costs; the outcome of legal or regulatory proceedings to which we are or may become a party; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2005). We assume no obligation to update these forward-looking statements.
Use of Non-GAAP Financial Information
This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for full-year 2006 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.
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Visteon news releases, photographs and product specification details are available at www.visteon.com

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VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, Except Per Share Data)
(Unaudited)

	Three-Months Ended
	March 31
	2006	2005
Net sales
Product	$2,816	$4,987
Services	145	—

	2,961	4,987
Cost of sales
Product	2,573	4,840
Services	144	—

	2,717	4,840

Gross margin	244	147

Selling, general and administrative expenses	168	250

Restructuring expenses	9	7

Reimbursement from Escrow Account	9	—

Operating income (loss)	76	(110)

Interest expense, net	39	29

Equity in net income of non-consolidated affiliates	7	6

Income (loss) before income taxes and minority interests in consolidated subsidiaries and cumulative effect of change in accounting	44	(133)

Provision for income taxes	30	22

Minority interests in consolidated subsidiaries	7	8

Net income (loss) before cumulative effect of change in accounting	7	(163)

Cumulative effect of change in accounting, net of tax	(4)	—

Net income (loss)	$3	$(163)

Per share data:

Basic and diluted earnings (loss) per share before cumulative effect of change in accounting	$0.05	$(1.30)

Cumulative effect of change in accounting, net of tax	(0.03)	—

Basic and diluted earnings (loss) per share	$0.02	$(1.30)

Average shares outstanding (millions)
Basic	127.1	125.6
Diluted	127.2	125.6

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	(Unaudited)
	March 31	December 31
	2006	2005
ASSETS
Cash and equivalents	$881	$865
Accounts receivable, net
Ford Motor Company	584	618
Non-Ford Motor Company	1,180	1,120
Inventories, net	544	537
Prepaid expenses and other current assets	229	205

Total current assets	3,418	3,345

Equity in net assets of non-consolidated affiliates	234	226
Property and equipment, net	2,994	2,973
Other assets	172	192

Total assets	$6,818	$6,736

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Short-term debt, including current portion of long-term debt	$234	$485
Accounts payable	1,764	1,803
Employee benefits, including pensions	245	233
Accrued expenses and other current liabilities	394	438

Total current liabilities	2,637	2,959

Long-term debt	1,849	1,509
Postretirement benefits other than pensions	727	724
Postretirement benefits payable to Ford Motor Company	130	154
Employee benefits, including pensions	646	647
Deferred income taxes	191	175
Other liabilities	416	382
Minority interests in consolidated subsidiaries	237	234

Shareholders’ deficit
Preferred stock (par value $1.00, 50 million shares authorized, none outstanding)	—	—
Common stock (par value $1.00, 500 million shares authorized, 131 million shares issued, 128 million and 129 million shares outstanding, respectively)	131	131
Stock warrants	127	127
Additional paid-in capital	3,397	3,396
Accumulated deficit	(3,437)	(3,440)
Accumulated other comprehensive loss	(202)	(234)
Other	(31)	(28)

Total shareholders’ deficit	(15)	(48)

Total liabilities and shareholders’ deficit	$6,818	$6,736

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

	Three-Months Ended
	March 31
	2006	2005
Cash provided from (used by) operating activities

Net income (loss)	$3	$(163)
Adjustments to reconcile net income (loss) to net cash provided from operating activities:
Depreciation and amortization	102	176
Equity in net income of non-consolidated affiliates, net of dividends remitted	7	3
Other non-cash items	(23)	22
Changes in assets and liabilities:
Accounts receivable	2	(23)
Inventories	1	(58)
Accounts payable	(99)	140
Other assets and liabilities	(25)	81

Net cash (used by) provided from operating activities	(32)	178

Cash provided from (used by) investing activities

Capital expenditures	(85)	(127)
Acquisitions and investments in joint ventures, net	—	(9)
Proceeds from asset disposals	7	19

Net cash used by investing activities	(78)	(117)

Cash provided from (used by) financing activities

Other short-term debt, net	(270)	21
Proceeds from issuance of other debt, net of issuance costs	371	12
Principal payments on other debt	(7)	(13)
Other, including book overdrafts	21	(17)

Net cash provided from financing activities	115	3

Effect of exchange rate changes on cash	11	(7)

Net increase in cash and equivalents	16	57

Cash and equivalents at beginning of year	865	752

Cash and equivalents at end of period	$881	$809

VISTEON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Millions)
(Unaudited)
In this press release the Company has provided information regarding certain non-GAAP financial measures including “EBIT-R” and “free cash flow.” Such non-GAAP financial measures are reconciled to their closest US GAAP financial measure in the schedules below.
EBIT-R: EBIT-R represents net income (loss) before net interest expense and provision for income taxes and excludes impairment and net unreimbursed restructuring charges. Management believes EBIT-R is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s continuing operating activities.

	Three-Months Ended		2006
	March 31		Estimate
	2006	2005
Net income (loss)	$3	$(163)	$(150) - $(120)

Interest expense, net	39	29	160
Provision for income taxes	30	22	110
Net unreimbursed restructuring expense	—	7	—

EBIT-R	$72	$(105)	$120 - $150

EBIT-R is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBIT-R may not be comparable to other similarly titled measures of other companies. Additionally, EBIT-R is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.
Free Cash Flow: Free cash flow represents cash flow from operating activities less capital expenditures. Management believes that free cash flow is useful in analyzing the Company’s ability to service and repay its debt and it uses the measure for planning and forecasting future periods, as well as in compensation decisions.

	Three-Months Ended			2006
	March 31		December 31	Estimate
	2006	2005	2005
Cash provided from operating activities	$(32)	$178	$42	$500

Capital expenditures	(85)	(127)	(185)	(450)

Free cash flow	$(117)	$51	$(143)	$50

Free cash flow is not a recognized term under GAAP and does not reflect cash used to service debt and does not reflect funds available for investment or other discretionary uses.